Exhibit 99.1

Apple Hospitality REIT Acquires Courtyard by Marriott and Hyatt House in Downtown Salt Lake City

and Announces Two Additional Hotels Under Contract for Purchase

RICHMOND, Va. (October 12, 2023) – Apple Hospitality REIT, Inc. (NYSE: APLE) (the “Company” or “Apple Hospitality”) today announced the acquisition of the 175-room Courtyard by Marriott Salt Lake City Downtown for approximately $48.1 million, or $275,000 per key; the 159-room Hyatt House Salt Lake City/Downtown for approximately $34.3 million, or $215,000 per key; and a corresponding 346-space parking garage for approximately $9.1 million, which serves both hotels as well as the surrounding area.

“While overall industry transaction volume remains muted, the strength of our operating performance and our relative liquidity position have provided us with unique opportunities to pursue accretive acquisitions and to grow our portfolio,” said Nelson Knight, President, Real Estate and Investments of Apple Hospitality. “The acquisition of the Courtyard and the Hyatt House in downtown Salt Lake City expands our presence within the vibrant Salt Lake market, an area well known for its business-friendly environment, attractive cost of living, cultural attractions and proximity to outdoor recreational activities, which has seen significant economic growth in recent years and is poised for continued expansion. By leveraging the strength of our industry relationships and our deep transaction experience, we are expanding our portfolio in ways that we believe will meaningfully enhance shareholder value over the long term. We are actively underwriting additional opportunities and are well positioned to further add to our portfolio in the coming months.”

The Courtyard Salt Lake City Downtown is located at 345 West 100 South, Salt Lake City, Utah, and the Hyatt House Salt Lake City/Downtown is located at 140 South 300 West, Salt Lake City, Utah. The Courtyard opened in October 2015 and the Hyatt House, which recently underwent a full soft-goods renovation, opened in January 2015. The hotels sit adjacent to one another and are located directly across the street from the Delta Center, within walking distance of Salt Palace Convention Center, and convenient to Temple Square, Utah State Capitol, the University of Utah, Salt Lake City International Airport, numerous performing arts venues, and the Cottonwood Canyons and Park City ski areas. Salt Lake City’s diversified economy offers a wide variety of business and leisure demand generators and includes software development, hardware manufacturing and information technology firms, as well as defense, oil and gas, transportation, tourism, health care, and financial service industries, among others. According to data provided by STR for the trailing twelve months ended August 31, 2023, as compared to the same period of 2022, revenue per available room (“RevPAR”) for the Salt Lake CBD/Airport, UT submarket improved by more than 14%.

In addition, the Company today announced that it has two additional hotels under contract for purchase, the 146-room Residence Inn by Marriott Seattle South/Renton for approximately $55.5 million, or $380,000 per key, and the 192-room Embassy Suites by Hilton South Jordan Salt Lake City for approximately $36.8 million, or $191,000 per key. Assuming all conditions to closing are met, the Company anticipates acquiring the hotel in Renton and the hotel in South Jordan during the fourth quarter 2023.

Following the acquisition of the downtown Salt Lake City hotels, the Apple Hospitality hotel portfolio includes 222 hotels with 29,263 guest rooms geographically diversified throughout 37 states.

About Apple Hospitality REIT, Inc.

Apple Hospitality REIT, Inc. (NYSE: APLE) is a publicly traded real estate investment trust (“REIT”) that owns one of the largest and most diverse portfolios of upscale, rooms-focused hotels in the United States. Apple Hospitality’s portfolio consists of 222 hotels with approximately 29,300 guest rooms located in 87 markets throughout 37 states as well as one property leased to third parties. Concentrated with industry-leading brands, the Company’s hotel portfolio consists of 98 Marriott-branded hotels, 119 Hilton-branded hotels and five Hyatt-branded hotels. For more information, please visit www.applehospitalityreit.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are typically identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” “outlook,” “strategy,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Such factors include, but are not limited to, the ability of the Company to effectively acquire and dispose of properties and redeploy proceeds; the anticipated timing and frequency of shareholder distributions; the ability of the Company to fund capital obligations; the ability of the Company to successfully integrate pending transactions and implement its operating strategy; changes in general political, economic and competitive conditions and specific market conditions (including the potential effects of inflation or a recessionary environment); reduced business and leisure travel due to geopolitical uncertainty, including terrorism, travel-related health concerns, including COVID-19 or other widespread outbreaks of infectious or contagious diseases in the U.S.; inclement weather conditions, including natural disasters such as hurricanes, earthquakes and wildfires; government shutdowns, airline strikes or other disruptions; adverse changes in the real estate and real estate capital markets; financing risks; changes in interest rates; litigation risks; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact the Company’s business, assets or classification as a REIT. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such statements or the objectives and plans of the Company will be achieved. In addition, the Company’s qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended. Readers should carefully review the risk factors described in the Company’s filings with the Securities and Exchange Commission, including but not limited to those discussed in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Any forward-looking statement that the Company makes speaks only as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.

Contact:

Apple Hospitality REIT, Inc.

Kelly Clarke, Vice President, Investor Relations

804‐727‐6321

kclarke@applereit.com

For additional information or to receive press releases by email, visit www.applehospitalityreit.com.